Exhibit 14.1

CODE OF ETHICS

Introduction

The Board of Directors of etrials Worldwide, Inc. has adopted this code of ethics (the “Code”), which is applicable to all directors, officers and employees, to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Company’s Board of Directors. In this Code, references to the “Company” means etrials Worldwide, Inc. (the “Parent”) and, in appropriate context, the Parent’s subsidiaries.

We also refer to our chief executive officer, our chief financial officer and our principal accounting officer as our “principal financial officers.” This Code, as applied to the Company’s principal financial officers, is our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Code is also our “code of conduct” within the meaning of the National Association of Securities Dealers Rule 4350(n) and the rules of any exchange or market on which our securities are listed or quoted from time to time.

We expect that anyone carrying out work for the Company will adhere to the same provisions of this Code while acting on our behalf. Therefore, temporary workers, independent contractors and consultants providing services for the Company will be provided with a copy of this Code and are required to abide by it. By doing this, we do not intend to change the nature of the Company’s engagement with, or the status of, these temporary workers, independent contractors or consultants, or to give them any additional authority to obligate or incur liability on behalf of the Company. Rather, we are simply stating our policy and requirement that those with whom the Company contracts to provide services adhere to the same high ethical and legal standards as those adhered to by the Company and its employees.

We have designated a member of management to be our Corporate Compliance Officer. Although the individual charged with this responsibility may change in the future, the name of the current Corporate Compliance Officer will always be posted on www.etrials-        .com. The Corporate Compliance Officer has ultimate responsibility for overseeing compliance with all applicable laws, this Code and all related company policies and procedures. This Corporate Compliance Officer is also responsible for overseeing all internal auditing and monitoring programs related to our legal and regulatory obligations. Although the Corporate Compliance Officer may be a member of a specific group or department, his or her duties and reporting responsibilities as Corporate Compliance Officer will be entirely separate and distinct from his or her duties and reporting responsibilities as a member of that specific group/department. In the role of Corporate Compliance, he or she will report directly to the Chairman of the Board of Directors (the “Board”) and Chief Executive Officer, as well as to the Audit Committee and to such other committees of the Board of Directors as the Board of Directors shall designate from time to time.

Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company never should be subordinated to personal gain and advantage.
Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests.

•	Observe all applicable governmental laws, rules and regulations.

•
Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in the maintenance of a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data.

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

•	Deal fairly with the Company’s customers, suppliers, competitors and employees.

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

•	Protect the assets of the Company and ensure their proper use.

•
Refrain from taking for themselves personally opportunities that are discovered through the use of corporate assets or using corporate assets, information or position for general personal gain outside the scope of employment with the Company.

•
Avoid conflicts of interest wherever possible. Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell; and

•
any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes - or even appears to interfere - with the interests of the Company as a whole.

Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must;

•
not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer of Parent and each subsidiary of Parent, the Chief Financial Officer of Parent and each subsidiary, and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Nominating and Corporate Governance Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

Reporting and Accountability

The Board of Directors or the Nominating and Corporate Governance Committee of the Parent is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board of Directors or the Chairman of the Nominating and Corporate Governance Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each person must:

•	Notify the Chairman promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Board of Directors or the Nominating and Corporate Governance Committee will take all appropriate action to investigate any breaches reported to it.

•	If the Nominating and Corporate Governance Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors.

•
Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Nominating and Corporate Governance Committee, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

Attached to this Code as Exhibit A are procedures for the receipt, handling and retention of complaints relating to accounting, internal control, fraud or auditing matters.

Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

A “waiver” means the approval by the Company’s Board of Directors of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

It is our policy that any employee or other persons who violates this Code will be subject to appropriate discipline, which may include a variety of potential sanctions, including termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating any part of this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. We expect all employees to cooperate in internal investigations of misconduct and unethical behavior. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms.

Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Parent’s Corporate Compliance Officer.

Note: This Code and the matters contained herein do not provide a guarantee of continuing Company policy or alter our company’s general policy whereby employment is at-will and under which either we or the employee may terminate the employee’s employment at any time, with or without notice. We reserve the right to amend or supplement this Code and the matters addressed herein, without prior notice, at any time.

EXHIBIT A

COMPLAINT AND INVESTIGATION PROCEDURES FOR ACCOUNTING, INTERNAL CONTROL, FRAUD OR AUDITING MATTERS

As part of our ongoing effort to constantly improve our corporate governance policies and practices, the Audit Committee of the Board of Directors (the “Board”) of etrials Worldwide, Inc. (“the Company”) has adopted the following procedures to govern the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. We have established these procedures in accordance with the requirements of Section301 of the Sarbanes-Oxley Act of 2002 and certain related SEC rules (the “SEC Rules”).

POLICY ON ACCOUNTING COMPLAINTS

It is the Company’s policy to treat complaints about accounting, internal controls, auditing matters or deceptive financial practices (“Accounting Complaints) seriously and expeditiously.

Retaliation against any employees who, in good faith, submits an Accounting Complaint pursuant to these procedures or who participates in any subsequent related investigation is prohibited.

What are Accounting Complaints? Employees are encouraged to submit Accounting Complaints directly to the Company’s Audit Committee. Ordinary unintentional errors or deficiencies can be brought to the attention of your supervisor and become Accounting Complaints if not adequately explained or corrected. The procedures for submitting an Accounting Complaint are described below. Examples of Accounting Complaints include reports or suspicions about:

•	intentional error or fraud in the preparation, review or audit of any of our financial statements;
•	violations of SEC rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters;
•	significant deficiencies in or intentional noncompliance with our internal accounting and reporting controls; and
•	fraud against investors, securities fraud, mail or wire fraud, bank fraud or fraudulent statements to management, the SEC or members of the investing public.

Can I Submit an Accounting Complaint on an Anonymous Basis? In accordance with the SEC Rules, employees can submit Accounting Complaints to the Audit Committee on a confidential and anonymous basis through a telephone messaging hotline, e-mail or regular mail, as described in greater detail below. If an employee does provide his or her name when submitting an Accounting Complaint, we will endeavor to protect the confidentiality of the reporting employee’s identity to the extent possible, consistent with our need to investigate the complaint and the best interests of our shareholders. Vendors, customers, business partners and other parties external to the Company may also submit Accounting Complaints; however, we are not obligated to keep Accounting Complaints from non-employees confidential or to maintain the anonymity of non-employees. We will consider doing so, if requested by the reporting person.

A-1

PROCEDURES FOR SUBMITTING ACCOUNTING COMPLAINTS

1.
Telephone Messaging. It you have an Accounting Complaint, you can call the Company’s outside securities counsel, James F. Verdonik, at (919) 544-5444 to submit the complaint. When you call this number, you will be able to leave a message that can only be accessed by the outside securities counsel of the Company, who will then contact the Chairman of the Audit Committee of the Company. You should leave the following information in your message:

•	Your name, telephone number and/or e-mail address (unless you are an employee, in which case you may, but need not, leave this information);
•
If you are an employee, the Business Group or Department in which you work (unless you choose to remain anonymous) and, if you are not an employee, the name of the company at which you are employed and/or your relationship to the Company; and

•	Any relevant information concerning the allegations.

The information from the call will be documented in a format acceptable to the Company and the Chairman of the Audit Committee and will include at a minimum a written description of the information received concerning the Accounting Complaint allegations.

2.
Written Complaints. You can also submit an Accounting Complaint to the outside securities counsel of the Company by sending an e-mail to jverdonik@d2vlaw.com or a letter addressed to James F. Verdonik, Daniels Daniels & Verdonik, P.A., 1822 N.C. Highway 54 East, Suite 200, Durham, North Carolina 27713. Employees submitting this information may, but need not, provide their name, telephone number, e-mail address or other personal information. If you choose to submit an Accounting Complaint in writing, you should provide as much detail as you have regarding the allegations to facilitate the ability to investigate the complaint.

What Happens After I Submit an Accounting Complaint?

1.	The complaint will be forwarded to the Chairman of the Audit Committee of the Company.

2.
The Audit Committee will review the Accounting Complaint, and may investigate it itself or may assign an employee, outside counsel, advisor, expert or other third-party to investigate, or assist in investigating, the Accounting Complaint. The Audit Committee may direct that any individual assigned to investigate an Accounting Compliant work at the direction of, or in conjunction with, the Audit Committee or any other person in the course of the investigation.

3.
Unless otherwise directed by the Audit Committee the person assigned to investigate will conduct an investigation of the Accounting Complaint and report his or her findings to the Audit Committee. If the investigator’s findings indicate that the allegations in the Accounting Complaint are true and the investigator is in a position to recommend appropriate disciplinary or corrective action, the investigator also may recommend disciplinary or corrective action.

A-2

4.
If determined to be necessary by the Audit Committee, the Company will provide for appropriate funding, as determined by the Audit Committee, to obtain and pay for additional resources that may be necessary to conduct the investigation, including retaining outside counsel, auditors and/or experts.

5.
At least once per calendar quarter and whenever else deemed necessary, the Audit Committee will submit a report to the Board that summarizes each new Accounting Complaint made during the quarter and any outstanding Accounting Complaints that remain unresolved and that shows that specifically: (a) the person who submitted the Complaint (unless anonymous, in which case the report will so indicate); (b) a description of the substance of the Accounting Complaint; (c) the status of the investigation; (d) any findings and conclusions of the investigator; and (e) any recommendations of the Audit Committee.

6.
At any time the Audit Committee may specify a different procedure for investigating and treating an Accounting Complaint, such as when the Accounting Complaint concerns potential or pending litigation.

Who Will Have Access to Reports and Records of Investigations Results? All reports and records associated with Accounting Complaints are considered confidential information and access will be restricted to members of the Audit Committee and the Board, the Company’s executive officers, and any employees or outside counsel, advisors, experts or other third parties involved in investigating an Accounting Complaint as contemplated by these procedures. Access to reports and records may be granted to regulatory agencies and other parties at the discretion of the Audit Committee.

Accounting Complaints and any resulting investigations, reports or actions will generally not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at the time.

How Long will Records Relating to Accounting Complaints Be Retained? All Accounting Complaints and documents relating to such Accounting Complaints made through the procedures outlined above will be retained for at least five years from the date of the complaint. After that time, the information may be destroyed unless it may be relevant to any pending or potential litigation, inquiry, or investigation, in which case the information may not be destroyed and will be retained for the duration of that litigation, inquiry, or investigation and thereafter as necessary.

A-3